UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934
(Amendment No.    )
Filed by the Registrant  ☒                             Filed by a Party other than the Registrant  ☐

Check the appropriate box:
☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐	Definitive Proxy Statement
☒	Definitive Additional Materials
☐	Soliciting Material under Rule 14a-12

Trimble Inc.
(Name of registrant as specified in its charter)

(Name of person(s) filing proxy statement, if other than the registrant): N/A

Payment of Filing Fee (Check the appropriate box):
☒	No fee required.
☐	Fee paid previously with preliminary materials.
☐	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11.

10368 Westmoor Dr
Westminster, CO 80021
NOTICE OF ADJOURNED ANNUAL MEETING OF STOCKHOLDERS
Annual Meeting of Stockholders to Be Reconvened on September 30, 2024
To the Stockholders of Trimble Inc.:
NOTICE IS HEREBY GIVEN that the 2024 Annual Meeting (the “Annual Meeting”) of Trimble Inc., a Delaware corporation (the “Company”), which was convened on May 30, 2024 and immediately thereafter adjourned to August 14, 2024 and again immediately thereafter adjourned, will reconvene on Monday, September 30, 2024 at 10:00 a.m. Mountain time solely by means of remote communication at www.virtualshareholdermeeting.com/TRMB2024. Online check-in for the meeting will begin at 9:45 a.m. Mountain time.
The meeting will be held for the purposes set forth in the Notice of Annual Meeting of Stockholders, dated April 16, 2024 (the “Original Notice”). For more information on the business to be transacted at the Annual Meeting, stockholders are strongly encouraged to read the definitive proxy statement filed by the Company with the U.S. Securities and Exchange Commission on April 16, 2024.
As set forth in the Original Notice, the Board of Directors of the Company has fixed the close of business on April 1, 2024 as the record date for the determination of stockholders entitled to notice of, and to vote at, the Annual Meeting and at any adjournment or postponement thereof. As a result, the record date remains the same for the September 30, 2024 reconvened meeting. Proxies previously submitted will be voted at the reconvened meeting unless properly revoked, and stockholders who have already submitted a proxy or otherwise voted and who do not wish to change their vote do not need to take any action. Stockholders who wish to change their vote may do so by internet or by phone up to 11:59 p.m. Eastern time on Sunday, September 29, 2024 for shares held directly and up to 11:59 p.m. Eastern time on Thursday, September 26, 2024 for shares held in a plan, or virtually at the time of the reconvened meeting.
It is important that your shares be represented and voted at the Annual Meeting, to be reconvened on September 30, 2024. Whether or not you plan to attend the Annual Meeting, we urge you to vote your shares promptly by returning your proxy card or casting your vote by telephone or over the Internet.

Jennifer A. Allison
General Counsel and Secretary

August 14, 2024